August 26, 2008

Radio One, Inc. Receives Approval to Transfer Class A Shares from The NASDAQ Global Market to The NASDAQ Capital Market

Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that it has received approval from the NASDAQ Stock Market to transfer the listing of its Class A Shares from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer will be effective at the opening of business on August 27, 2008, and the Company's Class A Shares will continue to quote and trade under the symbol “ROIA”.

The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market. All companies, whose securities are listed on The NASDAQ Capital Market, must meet certain financial requirements and adhere to NASDAQ's corporate governance standards.

The listing transfer does not affect the Class D Shares which represent over 96 percent of the Company's outstanding public float and continue to trade on The NASDAQ Global Market.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One owns 52 radio stations located in 16 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, and Community Connect Inc. (www.communityconnect.com), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Radio One does not undertake any obligation to update any forward-looking statements.